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                                                                    EXHIBIT 23.2


                                  CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Landmark Graphics Corporation for the registration of 653,718 shares of its common stock and to the incorporation by reference therein of our report dated July 28, 1993, except for Note 21, as to which the date is May 17, 1994, with respect to the consolidated financial statements and schedules as of June 30, 1993 and for each of the two years then ended, of Landmark Graphics Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.

                                                      /s/ ERNST & YOUNG LLP

         Houston, Texas
         July 27, 1995